AUTHORIZATION LETTER



April 12, 2006


SECURITIES AND EXCHANGE COMMISSION
450 Fifth Street, NW
Washington, DC  20549

                               ATTN: FILING DESK



Gentlemen:

By means of this letter, I authorize Todd C. Chaffee, Melanie Chladek, Reid W. Dennis, Norman A. Fogelsong, Stephen J. Harrick and Dennis B. Phelps, or any of them individually, to sign on my behalf all schedules and forms required under Sections 13(d), 13(g) and 16(a) of the Securities Exchange Act of 1934, as amended. Any of these individuals is accordingly authorized to sign any Schedule 13D, Schedule 13G, Form 3, Form 4, Form 5 or amendment thereto that I am required to file with the same effect as if I had signed them myself.

This authorization shall remain in effect until revoked in writing by me.

Yours sincerely,



/s/ J. Sanford Miller
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J. Sanford Miller